SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 30, 2006

Sunrise Telecom Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-17781	77-0181864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 Enzo Drive, San Jose, California	95138
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (408) 363-8000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

    ___    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ___    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ___    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ___    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 30, 2006, the Board of Directors of Sunrise Telecom Incorporated (the "Company") appointed Mr. Gerhard Beenen, the Company's President and General Manager, Telecom Products Group, an executive officer of the Company.

A copy of the Employment Offer Letter between the Company and Mr. Beenen, dated August 16, 2006, is attached to this report as Exhibit 99.1 and incorporated herein by reference. The Employment Offer Letter provides that Mr. Beenen is employed at will, with a current base salary of $230,000 per year. The Company agreed to grant Mr. Beenen an option to purchase 80,000 shares of common stock at the next Compensation Committee meeting after the Company becomes current in its periodic reporting and can issue shares of its common stock pursuant to an effective registration statement. The Company also agreed to reimburse Mr. Beenen for up to $50,000 in moving expenses, a prorated portion of which is to be repaid to the Company if Mr. Beenen voluntarily leaves his employment within a year.

Mr. Beenen is eligible for an annual cash incentive bonus. For 2006, the cash bonus is targeted at 25% of his salary, and payment will be based on an evaluation of Mr. Beenen's performance by the Company's Chief Executive Officer. For 2007, the incentive bonus will be based on a mixture of financial performance targets and individual objectives. The basic 2007 incentive bonus will be 25% of then current salary for achieving objectives, 50% for achievement beyond such objectives, and up to 200% for extraordinary achievement.

If Mr. Beenen's employment is terminated within four months before or 12 months after a change in control of the Company, and the termination is an involuntary termination other than for cause, or a voluntary termination by Mr. Beenen for good reason, then Mr. Beenen is entitled to eight months of base salary and acceleration of vesting of his 80,000-share new hire stock option.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

EXHIBIT DESCRIPTION

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99.1 Employment Offer Letter between the Company and Gerhard Beenen

[Signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRISE TELECOM INCORPORATED (Registrant)

Date: November 03, 2006	By:	/s/ PAUL A. MARSHALL
Paul A. Marshall Chief Executive Officer and President

EXHIBIT INDEX
Number	Description

99.1	Employment Offer Letter between the Company and Gerhard Beenen